Exhibit 99.1

TRAVELERS PROPERTY CASUALTY SECOND QUARTER
NET INCOME ROSE 33% TO $441.2 MILLION FROM
$332.0 MILLION IN THE 2002 QUARTER

Net Income Per Share Rose 33% to $0.44 From $0.33 In 2002 Quarter

Net Income For First Six Months of 2003 Rose 80% To
$781.2 Million Or $0.78 Per Share

HARTFORD, Conn. (July 17, 2003) – Travelers Property Casualty Corp. (NYSE: TAP.A and TAP.B) today reported net income for the second quarter of $441.2 million or $0.44 per share, basic and diluted, compared to net income of $332.0 million or $0.33 per share in the prior year quarter. These results reflect strong underwriting performance, a lower charge for prior year reserve development, and net realized investment gains versus net losses in the 2002 quarter, offset in part by higher weather-related catastrophe losses. Weighted average shares and common stock equivalents outstanding were 1.008 billion in the current quarter compared to 1.000 billion in the 2002 quarter.

“Our outstanding results this quarter demonstrate the earnings power of the Company even in the face of unusual catastrophe events,” said Robert I. Lipp, Chairman and Chief Executive Officer. “Strong underwriting results drove our earnings growth and are reflected in our 17.4% return on equity for the current quarter. Net written premiums continue to benefit from higher levels of new business in targeted markets, historically high customer retention rates, and renewal price increases that continue to outpace loss cost trends across all business lines.

“We continue to support a legislative solution to the asbestos litigation crisis that ensures fair treatment for all parties, particularly for truly sick individuals exposed to asbestos,” said Mr. Lipp. “Unfortunately, the likely cost of the current Senate bill is unacceptably high, and it leaves open the door to further litigation. Nevertheless, we will continue to press for a solution that is fair and balanced.

“Our competitive position remains excellent, and we continue to believe that full year net and operating income will be in the range of $1.65 billion to $1.75 billion.” This estimate is based on various assumptions, including no further net charges for prior year reserve development, no asbestos incurrals, and, for the remainder of the year, a normal level of catastrophe losses and no significant net realized investment gains or losses.

Second Quarter Consolidated Results

(for the quarter ended June 30, in millions, after tax)	2003	2002	Change

Consolidated underwriting gain, before catastrophes and prior year reserve development	$180.2	$93.8	$86.4
Catastrophes	(72.1)	(14.3)	(57.8)
Prior year reserve development:
Asbestos	—	(33.3)	33.3
All other	(8.9)	(21.5)	12.6
Accretion of discount	(10.4)	(7.2)	(3.2)

Underwriting gain	88.8	17.5	71.3
Net investment income	345.3	346.4	(1.1)
Other, including interest expense and minority interest	(3.3)	(7.1)	3.8

Consolidated operating income	430.8	356.8	74.0
Realized investment gains (losses), net	10.4	(24.0)	34.4
Restructuring charge	—	(0.8)	0.8

Consolidated net income	$441.2	$332.0	$109.2

Consolidated operating income for the quarter increased 21% to $430.8 million compared to $356.8 million in the prior year quarter. The principal difference between net and operating income in the current and prior year quarter is the inclusion in net income of realized investment gains and losses. Another major difference between net and operating income is the cumulative effect of changes in accounting principles, for which there were none in the current or prior year quarter.

The consolidated underwriting gain component of operating income, before catastrophes and prior year reserve development, increased $86.4 million or 92% to $180.2 million, after tax, primarily due to the favorable rate environment. Several severe storms resulted in weather-related catastrophe losses of $72.1 million, net of reinsurance and after tax, compared to $14.3 million in the prior year quarter. Catastrophe losses in the quarter resulted from hail and ice storms in New York, Texas and several midwestern states in April, followed in May by tornados and hailstorms in a number of southern and midwestern states. Travelers had previously announced a preliminary estimate of $78.0 million for current quarter catastrophe losses, net of reinsurance and after tax. Operating income also benefited from a lower level of charges for prior year reserve development as compared to the 2002 quarter. See also Prior Year Reserve Development below.

Net investment income, after tax, of $345.3 million was comparable to the prior year quarter. Lower average yields on fixed income securities and lower returns on alternative investments, which resulted in a 50 basis point reduction in the portfolio’s average after tax yield to 3.9%, were offset by the benefit of higher average invested assets resulting from strong operating cash flows.

(for the quarter ended June 30, in millions)	2003	2002	Change

Consolidated net written premiums
Commercial Lines
Excluding Northland and Associates	$1,809.7	$1,622.0	12%
Northland and Associates	148.3	299.5	(50)

Total Commercial Lines	1,958.0	1,921.5	2
Personal Lines	1,311.3	1,174.0	12

Total net written premiums	$3,269.3	$3,095.5	6%

Commercial Lines net written premiums, excluding business written in our Northland and Associates subsidiaries, increased $187.7 million or 12% due to higher rates, growth in targeted new business and strong retention across all major business lines.

Net written premiums for Northland and Associates, which were acquired in the fourth quarter of 2001, decreased by $151.2 million or 50%. The prior year quarter included an additional $115.0 million of net written premiums due to the termination of certain reinsurance contracts by Northland. In addition, a reassessment in 2002 of the Northland and Associates businesses also contributed to the decrease.

Personal Lines net written premiums increased $137.3 million or 12% due to higher rates as well as increased business volumes.

(for the quarter ended June 30)	2003	2002	Change

Consolidated GAAP combined ratio, before catastrophes and prior year reserve development
Loss and loss adjustment expense (LAE) ratio	65.0%	69.8%	(4.8	)pts
Other underwriting expense ratio	26.0	25.3		0.7

Total	91.0	95.1		(4.1)
Catastrophes	3.6	0.8		2.8
Prior year reserve development:
Asbestos	—	1.9		(1.9)
All other	0.4	1.2		(0.8)
Accretion of discount	0.5	0.4		0.1

Consolidated GAAP combined ratio	95.5%	99.4%	(3.9	)pts

The 4.1 point improvement in the consolidated GAAP combined ratio to 91.0%, before catastrophes and prior year reserve development, reflects improvement in the loss and LAE ratio partially offset by a slight increase in the underwriting expense ratio. The improvement in the loss and LAE ratio was primarily due to the favorable rate environment. The increase in the other underwriting expense ratio included the impact of higher contingent commissions resulting from improved underwriting results. The consolidated GAAP combined ratio also reflects the negative impact of higher catastrophe losses partially offset by lower charges for prior year reserve development.

Prior Year Reserve Development

(for the quarter ended June 30, in millions, after tax and reinsurance)	2003	2002	Change

Net benefit (charge) resulting from
prior year reserve development
Commercial Lines
Asbestos	$—	$(33.3)	$33.3
All other	(33.3)	(18.9)	(14.4)

Total Commercial Lines	(33.3)	(52.2)	18.9
Personal Lines	24.4	(2.6)	27.0

Total net benefit (charge)	$(8.9)	$(54.8)	$45.9

Commercial Lines results in the current quarter include a charge of $33.3 million related to prior year reserve development, after tax and reinsurance, as compared to $52.2 million in the prior year quarter. There were no asbestos incurrals in the current quarter compared to $33.3 million in the 2002 quarter. Total net asbestos paid losses were $116.5 million for the quarter, an increase of $18.7 million over the second quarter of 2002 and a decrease of $73.2 million from the first quarter of 2003, primarily due to the timing of payments subject to settlement agreements. Net asbestos reserves were $3.111 billion as of June 30, 2003. Other Commercial Lines charges resulting from prior year reserve development in the current quarter primarily relate to a $30.0 million addition to the allowance for uncollectible reinsurance recoverables, or $19.5 million after tax, and a $14.0 million increase in unallocated loss adjustment expenses, or $9.1 million after tax.

Partially offsetting these charges was a benefit of $24.4 million, after tax and reinsurance, related to favorable prior year reserve development in Personal Lines homeowners and auto businesses compared to a net charge of $2.6 million in the prior year quarter.

Year to Date Consolidated Results

(for the six months ended June 30, in millions, after tax)	2003	2002	Change

Consolidated underwriting gain, before catastrophes and prior year reserve development	$331.6	$139.4	$192.2
Catastrophes	(115.8)	(24.7)	(91.1)
Prior year reserve development:
Asbestos	—	(65.8)	65.8
All other	(115.1)	(47.3)	(67.8)
Accretion of discount	(23.9)	(14.4)	(9.5)

Underwriting gain (loss)	76.8	(12.8)	89.6
Net investment income	689.1	707.5	(18.4)
Other, including interest expense and minority interest	3.4	(11.3)	14.7

Consolidated operating income	769.3	683.4	85.9
Realized investment gains (losses), net	11.9	(5.1)	17.0
Restructuring charge	—	(1.6)	1.6
Cumulative effect of change in accounting principle	—	(242.6)	242.6

Consolidated net income	$781.2	$434.1	$347.1

For the six months ended June 30, 2003, net income was $781.2 million, or $0.78 per share, basic and diluted, compared to net income of $434.1 million, or $0.48 per share for the prior year period. Net income for the prior year period included a cumulative charge of $242.6 million, after tax, or $0.27 per share, resulting from a change in accounting principle relating to goodwill.

Commercial Lines Second Quarter Results Benefit From Rate Increases

(for the quarter ended June 30, in millions, after tax)	2003	2002	Change

CL underwriting gain, before catastrophes and prior year reserve development	$134.2	$88.5	$45.7
Catastrophes	(27.3)	—	(27.3)
Prior year reserve development:
Asbestos	—	(33.3)	33.3
All other	(33.3)	(18.9)	(14.4)
Accretion of discount	(10.4)	(7.2)	(3.2)

Underwriting gain	63.2	29.1	34.1
Net investment income	279.3	277.5	1.8
Other, including minority interest	9.5	3.9	5.6

CL operating income	$352.0	$310.5	$41.5

Commercial Lines operating income increased $41.5 million or 13% to $352.0 million. The underwriting gain, before catastrophes and prior year reserve development, increased $45.7 million or 52% to $134.2 million primarily due to the favorable rate environment. Catastrophe losses were $27.3 million in the current quarter compared to none in the prior year quarter, and net investment income was comparable with the prior year quarter. See also Prior Year Reserve Development above.

(for the quarter ended June 30, in millions)	2003	2002	Change

CL net written premiums by market
Core:
National Accounts	$192.8	$196.8	(2)%
Commercial Accounts:
Excluding Northland and Associates	729.3	612.6	19
Northland and Associates	148.3	299.5	(50)

Total Commercial Accounts	877.6	912.1	(4)
Select Accounts	517.4	472.9	9

Total Core	1,587.8	1,581.8	—
Total Core excluding Northland and Associates	1,439.5	1,282.3	12
Specialty:
Bond	205.9	159.5	29
Gulf	164.3	180.2	(9)

Total Specialty	370.2	339.7	9

CL total net written premiums	$1,958.0	$1,921.5	2

CL total excluding Northland and Associates	$1,809.7	$1,622.0	12%

Commercial Lines net written premiums, excluding Northland and Associates, increased $187.7 million or 12% due to higher rates, growth in targeted new business and strong retention across all major lines of business. Commercial Lines net written premiums from Northland and Associates decreased $151.2 million or 50% as described above.

Core

•	In National Accounts, which provides loss-sensitive insurance products to large corporations and fee-based services to self-insured corporations and state-sponsored workers’ compensation residual market pools, net written premiums of $192.8 million were comparable to the prior year quarter. Written fees rose 24% from $117.7 million in the prior year quarter to $145.4 million. National Accounts continued to benefit from rate increases, higher new business levels and higher business volumes in residual market pools.

•	In Commercial Accounts, which primarily serves mid-sized businesses, net written premiums, excluding Northland and Associates, increased 19% to $729.3 million due to higher rates, growth in targeted new business and strong retention. Renewal price changes increased 11%, as compared to 24% in the 2002 quarter and 16% in the first quarter of 2003. The lower level of renewal price changes resulted mostly from moderation in rates for property coverages. Net written premiums for Northland and Associates decreased 50% to $148.3 million as described above.

•	In Select Accounts, which serves small businesses, net written premiums increased 9% to $517.4 million primarily due to renewal price change increases that averaged 14%, compared to 18% in the prior year quarter and level with the first quarter of 2003, strong retention and an increase in new business.

Specialty

•	In Bond, which provides surety bonds and executive liability insurance for small and mid-sized accounts, net written premiums increased 29% to $205.9 million. This increase reflects the favorable rate environment and strong new business, principally in executive liability products.

•	In Gulf, which provides a broad range of management and professional liability coverages and excess and surplus lines of insurance, net written premiums decreased 9% to $164.3 million, as significant rate increases, especially for directors’ and officers’ liability insurance and other professional liability products, were more than offset by Gulf’s decision in 2002 to exit non-core businesses, including assumed reinsurance, transportation, residual value and property.

(for the quarter ended June 30)	2003	2002	Change

CL GAAP combined ratio, before catastrophes and prior year reserve development
Loss and LAE ratio	62.3%	67.2%	(4.9	)pts
Other underwriting expense ratio	26.8	25.3	1.5

Total	89.1	92.5	(3.4)
Catastrophes	2.2	—	2.2
Prior year reserve development:
Asbestos	—	3.0	(3.0)
All other	2.7	1.7	1.0
Accretion of discount	0.8	0.7	0.1

CL GAAP combined ratio	94.8%	97.9%	(3.1	)pts

The 3.4 point improvement to 89.1% in the Commercial Lines GAAP combined ratio, before catastrophes and prior year reserve development, reflects an improvement in the loss and LAE ratio partially offset by an increase in the underwriting expense ratio. The improvement in the loss and LAE ratio resulted from the favorable rate environment while the other underwriting expense ratio increased due to higher contingent commissions that resulted from improved underwriting results. Weather-related catastrophes, of which there were none in the prior year quarter, increased the combined ratio by 2.2 points while prior year reserve development increased the combined ratio by 2.7 points in the current quarter as compared to 4.7 points in the prior year quarter. See also Prior Year Reserve Development above.

Personal Lines Experiences Strong Operating Income Growth

(for the quarter ended June 30, in millions, after tax)	2003	2002	Change

PL underwriting gain, before catastrophes and prior year reserve development	$46.0	$5.3	$40.7
Catastrophes	(44.8)	(14.3)	(30.5)
Prior year reserve development	24.4	(2.6)	27.0

Underwriting gain (loss)	25.6	(11.6)	37.2
Net investment income	66.0	69.0	(3.0)
Other	15.2	12.6	2.6

PL operating income	$106.8	$70.0	$36.8

Personal Lines operating income increased 53% to $106.8 million compared to $70.0 million in the prior year quarter. The underwriting gain, before catastrophes and prior year reserve development, increased $40.7 million to $46.0 million primarily due to the favorable rate environment. Catastrophe losses of $44.8 million were $30.5 million higher in the current quarter than in the prior year quarter. See also Prior Year Reserve Development above.

(for the quarter ended June 30, in millions)	2003	2002	Change

PL net written premiums by product line
Auto	$777.7	$714.6	9%
Homeowners and other	533.6	459.4	16

PL total net written premiums	$1,311.3	$1,174.0	12%

Net written premiums increased $137.3 million, or 12%, over the prior year quarter, due to rate increases and higher business volumes in both the Automobile and the Homeowners and other lines of business.

•	Automobile net written premiums increased 9% to $777.7 million. Renewal price change increases averaged 6%, two points below the second quarter of 2002 and one point below first quarter 2003. Retention levels rose one point from the prior year quarter to 81%.

•	Homeowners and other net written premiums increased 16% to $533.6 million. Renewal price change increases averaged 10% compared to 16% in the second quarter 2002 and 13% in the first quarter 2003. The higher level of renewal price change increases in the prior quarters is mostly attributable to rate increases in Texas. Retention rose one point from the prior year quarter to 81%.

•	Production through our independent agents, which represented 82% of net written premiums, was up 12% to $1.075 billion. Production through other channels, which include affinity and joint marketing arrangements, was up 11% to $236.2 million.

(for the quarter ended June 30)	2003	2002	Change

PL GAAP combined ratio, before catastrophes and prior year reserve development
Loss and LAE ratio	69.2%	74.1%	(4.9	) pts
Other underwriting expense ratio	24.7	25.2	(0.5)

Total	93.9	99.3	(5.4)
Catastrophes	5.8	2.1	3.7
Prior year reserve development	(3.1)	0.4	(3.5)

PL GAAP combined ratio	96.6%	101.8%	(5.2	) pts

The 5.4 point improvement to 93.9% in the Personal Lines GAAP combined ratio, before catastrophes and prior year reserve development, reflects improvements in both the loss and LAE ratio and the other underwriting expense ratio. These improvements were due to the favorable rate environment and continuing reductions in non-catastrophe property claim frequency. Weather-related catastrophes increased the combined ratio by 5.8 points, as compared to 2.1 points in the prior year quarter, while favorable prior year reserve development lowered the combined ratio by 3.1 points, as compared to an increase of 0.4 points in the prior year quarter.

Interest Expense and Other

The after tax charge of $28.0 million in the quarter for Interest Expense and Other increased from $23.7 million in the prior year quarter primarily due to shareholder services costs incurred subsequent to the August 20, 2002 spin off from Citigroup. Interest expense was $25.4 million, after tax, in the current year quarter, as compared to $25.5 million in the 2002 quarter.

Investment Highlights

After tax net investment income of $345.3 million was comparable to the prior year quarter. Lower average yields on fixed maturity securities and lower returns on alternative investments were offset by the benefit of higher average invested assets resulting from strong operating cash flows. The after tax investment yield declined 50 basis points from the prior year quarter to 3.9%.

Net realized investment gains of $16.1 million for the quarter, before tax and minority interest, or $10.4 million after tax and minority interest, resulted from net realized investment gains of $35.0 million principally from the sale of fixed maturity securities, which were partially offset by impairments of $18.9 million, largely relating to corporate bonds in the energy sector.

Net realized investment losses of $36.0 million for the prior year quarter, before tax, or $24.0 million after tax, resulted from net realized investment gains of $90.7 million, principally from the sale of fixed maturity securities, which were more than offset by impairments of $126.7 million mostly related to corporate bonds in the communications sector.

Invested assets of $40.2 billion increased $1.8 billion from December 31, 2002. After adjusting for the effects of securities in process of settlement and securities lending activities, invested assets were $36.5 billion, an increase of $2.3 billion over the comparable year end amount. Invested assets benefited from strong operating cash flows and the higher carrying value of the fixed maturity portfolio due to lower interest rates. Net unrealized investment gains as of June 30, 2003 were $1.9 billion, or $1.2 billion after tax, compared to $1.1 billion, or $731.6 million after tax, as of December 31, 2002.

###

Financial Supplement: http://www.travelers.com/investor/earnings

Our financial supplement is available at our website by clicking on the above link. The supplement provides a more in-depth view of our performance.

Webcast: http://www.travelers.com/investor/

Travelers management will review the Company’s second quarter results via webcast at 10:00 AM (EDT) today. The listen-only audio feed will also be available via the telephone, at (866) 868-1282 for U.S. callers and (847) 413-2405 for international callers. Following the live event, an audio playback of the webcast will be available until August 15 and the slide presentation and financial supplement will be permanently archived at the web site noted above. To listen to the webcast or the playback, click on the above link.

About Travelers Property Casualty

Travelers Property Casualty Corp. (NYSE: TAP.A and TAP.B) is a leading provider of a wide range of insurance products. The Company is the second largest writer of homeowners and auto insurance through independent agents. Travelers is the third largest commercial lines insurer, providing a broad range of insurance products including workers’ compensation, integrated disability, property, liability, specialty lines, surety bonds, inland/ocean marine, and boiler and machinery. For more information on Travelers products, see www.travelers.com.

CONTACTS
Media:	Institutional Investors:	Individual Investors:
Keith Anderson	Maria Olivo	Marc Parr
860/954-6390	860/277-8330	860/277-0779

This press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, may be forward-looking statements. Specifically, we have forward-looking statements about our results of operations, financial condition, liquidity, and the sufficiency of our asbestos reserves.

Many risks and uncertainties may impact the matters addressed in these forward-looking statements. Actual results may differ materially from those expressed or implied. In particular, the sufficiency of our asbestos reserves, as well as our results of operations, financial condition and liquidity, to the extent impacted by the sufficiency of our asbestos reserves, is subject to a number of potential adverse developments including, among others, the willingness of parties, including the Company, to settle disputes, the impact of aggregate policy coverage limits, and the impact of bankruptcies of various asbestos producers and related businesses.

Some of the other factors that could cause actual results to differ include, but are not limited to, the following: our inability to obtain price increases due to competition or otherwise; the performance of the Company’s investment portfolios, which could be adversely impacted by adverse developments in U.S. and global financial markets, interest rates and rates of inflation; weakening U.S. and global economic conditions; insufficiency of, or changes in, loss reserves; the occurrence of catastrophic events, both natural and man-made, including terrorist acts, with a severity or frequency exceeding the Company’s expectations; exposure to, and adverse developments involving, environmental claims and related litigation; adverse changes in loss cost trends, including inflationary pressures in medical costs and auto and home repair costs; developments relating to coverage and liability for mold claims; the effects of corporate bankruptcies on surety bond claims; adverse developments in the cost, availability and/or ability to collect reinsurance; the ability of the Company’s subsidiaries to pay dividends to the Company; adverse outcomes in legal proceedings; judicial expansion of policy coverage and the impact of new theories of liability; the impact of legislative actions, including federal and state legislation related to asbestos liability reform; larger than expected assessments for guaranty funds and mandatory pooling arrangements; a downgrade in the Company’s claims-paying and financial strength ratings; the loss or significant restriction on the Company’s ability to use credit scoring in the pricing and underwriting of Personal Lines policies; and amendments to, and changes to the risk-based capital requirements. For more information about these and other factors that may affect the Company, please refer to the information under the headings “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Outlook” and “– Forward-Looking Statements” in the Travelers Annual Report on Form 10K.

Our forward-looking statements speak only as of the date made, and we undertake no obligation to update these forward-looking statements.

Summary of Financial Information	Travelers Property Casualty Corp.
(in millions, except per share data)

	At and for the quarter		At and for the six months
	ended June 30,		ended June 30,

	2003	2002	2003	2002

Operating income	$430.8	$356.8	$769.3	$683.4
Realized investment gains (losses), net	10.4	(24.0)	11.9	(5.1)
Restructuring charge	—	(0.8)	—	(1.6)
Cumulative effect of change in accounting principle	—	—	—	(242.6)

Net income	$441.2	$332.0	$781.2	$434.1

Basic earnings per share
Operating income	$0.43	$0.36	$0.77	$0.76
Realized investment gains (losses), net	0.01	(0.03)	0.01	(0.01)
Cumulative effect of change in accounting principle	—	—	—	(0.27)

Net income	$0.44	$0.33	$0.78	$0.48

Diluted earnings per share
Operating income	$0.43	$0.36	$0.76	$0.76
Realized investment gains (losses), net	0.01	(0.03)	0.02	(0.01)
Cumulative effect of change in accounting principle	—	—	—	(0.27)

Net income	$0.44	$0.33	$0.78	$0.48

Weighted average number of common shares outstanding (basic)	1,002.3	1,000.0	1,002.4	897.9
Weighted average number of common shares outstanding and common stock equivalents (diluted)	1,007.7	1,000.0	1,007.6	897.9
Common shares outstanding at period end	1,006.8	1,000.0	1,006.8	1,000.0
Common stock dividends declared	$60.4	$—	$120.9	$5,252.5 (1)

Operating income (loss) by segment
Commercial Lines	$352.0	$310.5	$612.9	$588.1
Personal Lines	106.8	70.0	219.3	141.2
Interest Expense and Other	(28.0)	(23.7)	(62.9)	(45.9)

	$430.8	$356.8	$769.3	$683.4

Revenues
Premiums	$3,100.4	$2,756.7	$6,079.0	$5,341.3
Net investment income	455.9	464.8	911.8	952.6
Fee income	133.7	108.8	270.0	211.5
Realized investment gains (losses), net	16.1	(36.0)	22.6	(7.2)
Other revenues	42.6	25.5	68.3	54.3

	$3,748.7	$3,319.8	$7,351.7	$6,552.5

Revenues by segment excluding realized investment gains (losses), net
Commercial Lines	$2,426.0	$2,173.1	$4,771.6	$4,220.5
Personal Lines	1,306.5	1,182.8	2,555.8	2,338.2
Interest Expense and Other	0.1	(0.1)	1.7	1.0

	$3,732.6	$3,355.8	$7,329.1	$6,559.7

(1)	Dividends were primarily paid in the form of notes, which were substantially prepaid from the $4.1 billion of net proceeds from the March 2002 initial public offering and the issuance of $892.5 million of convertible notes.

Summary of Financial Information	Travelers Property Casualty Corp.
(in millions)

	For the quarter		For the six months
	ended June 30,		ended June 30,

	2003	2002	2003	2002

Net written premiums
Commercial Lines	$1,958.0	$1,921.5	$3,974.5	$3,609.2
Personal Lines	1,311.3	1,174.0	2,461.3	2,211.4

	$3,269.3	$3,095.5	$6,435.8	$5,820.6

GAAP combined ratios: (1)
Commercial Lines (2)
Loss and loss adjustment expense ratio	68.0%	72.6%	72.6%	73.0%
Other underwriting expense ratio	26.8%	25.3%	26.7%	26.5%

Combined ratio	94.8%	97.9%	99.3%	99.5%

Personal Lines
Loss and loss adjustment expense ratio	71.9%	76.6%	71.2%	76.4%
Other underwriting expense ratio	24.7%	25.2%	24.9%	25.8%

Combined ratio	96.6%	101.8%	96.1%	102.2%

Total Company (2)
Loss and loss adjustment expense ratio	69.5%	74.1%	72.1%	74.3%
Other underwriting expense ratio	26.0%	25.3%	26.0%	26.2%

Combined ratio	95.5%	99.4%	98.1%	100.5%

(1)	For purposes of computing GAAP combined ratios, fee income is allocated as a reduction of losses and loss adjustment expenses and other underwriting expenses.

(2)	Before policyholder dividends.